Exhibit 99.1

Cerus Corporation Reports Second Quarter 2017 Results

CONCORD, CA, August 3, 2017 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the second quarter ended June 30, 2017.

Recent developments include:

•	Expanded INTERCEPT Blood Systems supply agreement with Établissement Français du Sang (EFS), the French National blood service, supporting INTERCEPT platelet production in potentially all EFS regional centers.

•	Collaboration agreement with Central California Blood Center for the manufacture of pathogen-reduced cryoprecipitate as a novel biologic.

•	Entered into $40 million amended growth capital agreement.

•	INTERCEPT red cell program advances with additional BARDA funding to support clinical trials for a planned FDA submission and commercial manufacturing scale-up.

•	CE Mark submission for INTERCEPT red cells estimated to be H2 2018 to accommodate new product release assay development; revised timing also allows for inclusion of Phase 3 clinical data in thalassemia patients.

“Our expanded supply agreement with the EFS, along with record platelet sales in the second quarter, provides us with increasing clarity for our revenue ramp for the coming quarters” said William ‘Obi’ Greenman, Cerus’ president and chief executive officer. “And while we have experienced challenges in our U.S. commercial rollout, the strength of our partnership with the American Red Cross and other large blood centers in the U.S. gives us confidence in the continued adoption of INTERCEPT Platelets.”

Product Revenue

Product revenue for the second quarter of 2017 was $9.5 million, up 3% from the $9.3 million recognized during the same period in 2016. The increase in reported product revenue for the quarter was primarily driven by year-over-year growth for U.S. disposable kits and realized platelet orders for the EFS which were deferred from the first quarter. Product revenue for the first six months of 2017 was $16.5 million, compared to the first six months of 2016 of $16.9 million, driven by increased sales of INTERCEPT platelet kits in both our European and U.S. markets, partially offset by lower year-over-year sales of plasma kits in Europe and a weaker Euro relative to the U.S. dollar for the six months ended June 30, 2017, when compared to the six months ended June 30, 2016.

Gross Margins

Gross margins on product revenue for the second quarter of 2017 were 54%, compared to 46% for the second quarter of 2016. Gross margins for the first six months of 2017 were 51%, compared to 45% for the first six months of 2016. Gross margins for the quarter and the first six months of 2017 benefitted from the increased demand for INTERCEPT platelet products which generate higher gross margins than plasma products and separately as a result of favorable manufacturing variances realized in the second quarter of 2017.

Operating Expenses

Total operating expenses for the second quarter of 2017 were $23.0 million, compared to $21.0 million for the second quarter of 2016. Total operating expenses for the first six months of 2017 were $45.9 million, compared to $39.7 million for the first six months of 2016. Selling, general and administrative expenses increased for the three and six months ended June 30, 2017 over the comparable period in 2016, primarily driven by increased commercial activity in the U.S. and to a lesser extent, the costs associated with administering our contract with BARDA for INTERCEPT red blood cell development. Research and development expenses also increased in both periods primarily due to clinical development activities of our INTERCEPT red blood cell system, and in particular, those activities related to our BARDA contract.

Operating and Net Loss

Operating losses during the second quarter of 2017 were $16.2 million, compared to $16.7 million for the second quarter of 2016, and $34.3 million compared to $32.1 million for the six months ended June 30, 2017 and June 30, 2016, respectively.

Net loss for the second quarter of 2017 was $17.1 million, or $0.16 per diluted share, compared to a net loss of $18.2 million, or $0.18 per diluted share, for the second quarter of 2016. Net loss for the first half of 2017 was $35.7 million, or $0.34 per diluted share, compared to a net loss of $35.0 million, or $0.35 per diluted share, for the same period of 2016.

Net loss for the three and six months ended June 30, 2017, was positively impacted by the realized gain of approximately $3.4 million and $3.5 million, respectively, due to the sale of the Company’s marketable equity investment in Aduro Biotech, Inc (“Aduro”). This was offset by the income tax expense of $3.9 million recorded for the three and six months ended June 30, 2017, primarily due to the sale of the Company’s shares of Aduro.

Cash, Cash Equivalents and Investments

At June 30, 2017, the Company had cash, cash equivalents and short-term investments of $50.9 million compared to $71.6 million at December 31, 2016.

At June 30, 2017, the Company had approximately $17.6 million in outstanding debt under its loan agreement with Oxford Finance. Subsequent to June 30, 2017, the Company amended its agreement with Oxford Finance providing up to $40 million of capital, an eighteen to twenty-four month interest only period and a full five years on the notes.

Revenue Guidance

We expect 2017 product revenue to be in the range of $40 to $46 million compared to our previous guidance range of $38 to $46 million.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview and outlook. To access the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir. Alternatively, you may access the live conference call by dialing 866-235-9006 (U.S.) or 631-291-4549 (international).

A replay will be available on the company’s website, or by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and entering conference ID number 82994269. The replay will be available approximately three hours after the call through August 17, 2017.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused in the field of blood transfusion safety. The INTERCEPT Blood System is designed to reduce the risk of transfusion-transmitted infections by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action of the INTERCEPT treatment is designed to inactivate established transfusion threats, such as hepatitis B and C, HIV, West Nile virus and bacteria, as well as emerging pathogens such as chikungunya, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in the United States, Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT Red Blood Cell system is in clinical development. See http://www.cerus.com for information about Cerus.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and expected results, including statements concerning Cerus’ 2017 annual product revenue guidance and its expectations for revenue contribution in 2017 resulting from its expanded supply agreement with EFS; Cerus’ potential growth prospects in the U.S. and abroad; Cerus’ view as to the need for pathogen reduction technology as the standard of care; Cerus’ planned CE Mark submission for INTERCEPT red blood cells and the anticipated timing thereof; Cerus’ expectations regarding the change in testing process for commercial lots in preparation for the planned CE Mark submission; and other statements that are not historical facts . Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risks that Cerus may not meet its adjusted revenue guidance for 2017 and/or realize expected revenue contribution resulting from its expanded supply agreement with EFS; that Cerus may not realize meaningful revenue contributions from U.S. customers in 2017 or otherwise, particularly since Cerus cannot guarantee the volume or timing of commercial purchases, if any, that its U.S. customers may make under Cerus’ commercial agreements with these customers; risks associated with Cerus’ lack of commercialization experience in the United States and its ability to develop and maintain an effective and qualified U.S.-based commercial organization, as well as the resulting uncertainty of its ability to achieve market acceptance of and otherwise successfully commercialize the INTERCEPT Blood System for platelets and plasma in the United States, including as a result of licensure requirements that must be satisfied by U.S. customers prior to their engaging in interstate transport of blood components processed using the INTERCEPT Blood System; risks related to Fresenius Kabi’s efforts to assure an uninterrupted supply of platelet additive solution (PAS); risks related to how any future PAS supply disruption could affect INTERCEPT’s acceptance in the marketplace; risks related to how any future PAS supply disruption might affect current commercial contracts; risks related to Cerus’ ability to commercialize the INTERCEPT Blood System in the United States without infringing on the intellectual property rights of others; risks related to Cerus’ ability to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction and the INTERCEPT Blood System is safe, effective and economical; the uncertain and time-consuming development and regulatory process, including the risks (a) that Cerus may be unable to comply with the FDA’s post-approval requirements for the INTERCEPT platelet and plasma systems, including by successfully completing required post-approval studies, which could result in a loss of U.S. marketing approval for the INTERCEPT platelet and/or plasma systems, (b) related to Cerus’ ability to expand the label claims and product configurations for the INTERCEPT platelet and plasma systems in the United States, which will require additional regulatory approvals and (c) that Cerus may be unable to file for CE Mark approval of the red blood cell system in Europe in the anticipated timeframe or at all, and even if filed, Cerus may be unable to obtain CE Mark approval, or any other regulatory approvals, of the red blood cell system in a timely manner or at all; risks related to adverse market and economic conditions, including continued or more severe adverse fluctuations in foreign exchange rates and/or weakening economic conditions in the markets where Cerus sells its products; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective manufacturing supply chain, including the ability of its manufacturers to comply with extensive FDA and foreign regulatory agency requirements; the impact of legislative or regulatory healthcare reforms that may make it more difficult and costly for Cerus to produce, market and distribute its products; risks related to future opportunities and plans, including the uncertainty of future revenues and other financial performance and results, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including Cerus’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 4, 2017. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Contact:

Lainie Corten - VP, Global Marketing & Investor Relations

Tim Lee – Investor Relations Director

Cerus Corporation

925-288-6137

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Product revenue	$9,525	$9,251	$16,531	$16,883
Cost of product revenue	4,360	4,976	8,054	9,239

Gross profit on product revenue	5,165	4,275	8,477	7,644

Government contracts revenue	1,667	—	3,095	—

Operating expenses:
Research and development	8,891	8,557	18,041	15,474
Selling, general and administrative	14,094	12,406	27,727	24,153
Amortization of intangible assets	51	51	101	101

Total operating expenses	23,036	21,014	45,869	39,728

Loss from operations	(16,204)	(16,739)	(34,297)	(32,084)
Non-operating income (expense), net	2,997	(444)	2,527	(1,150)

Loss before income taxes	(13,207)	(17,183)	(31,770)	(33,234)
Provision for income taxes	3,876	983	3,911	1,795

Net loss	$(17,083)	$(18,166)	$(35,681)	$(35,029)

Net loss per share:
Basic	$(0.16)	$(0.18)	$(0.34)	$(0.35)
Diluted	$(0.16)	$(0.18)	$(0.34)	$(0.35)
Weighted average shares outstanding used for calculating net loss per share:
Basic	105,044	101,563	104,308	100,517
Diluted	105,044	101,563	104,308	100,517

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$20,278	$22,560
Short-term investments and marketable equity securities	30,628	49,068
Accounts receivable	7,932	6,868
Inventories	12,213	12,531
Other current assets	3,256	3,078

Total current assets	74,307	94,105
Non-current assets:
Property and equipment, net	2,673	2,985
Goodwill and intangible assets, net	1,953	2,054
Restricted cash and other assets	4,552	4,332

Total assets	$83,485	$103,476

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$19,351	$19,805
Debt - current	5,548	6,934
Deferred product revenue - current	398	149

Total current liabilities	25,297	26,888
Non-current liabilities:
Debt - non-current	11,914	12,441
Manufacturing and development obligations - non-current	5,351	4,770
Other non-current liabilities	1,632	1,590

Total liabilities	44,194	45,689

Stockholders’ equity	39,291	57,787

Total liabilities and stockholders’ equity	$83,485	$103,476